EXHIBIT 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement (No. 333-184476) on Form S-11 of Resource Real Estate Opportunity REIT II, Inc. of our report dated March 6, 2015, relating to our audit of the Oak Hill Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2013, included in the Form 8-K/A filed with the SEC on March 9, 2015 and incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Philadelphia, PA

April 17, 2015